SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report: December 9, 1999


                        Shampan, Lamport Holdings Limited
             (Exact Name of Registrant as specified in its charter)


    Washington                    333-07727                   98-0138706
(State of Incorporation)   (Commission File Number)   (IRS Identification No.)


                1260-609 Granville Street, Vancouver B.C. V7Y 1G5
               (Address of Principal Executive Office Postal Code)


                                 (604) 687-0888
               (Registrant's telephone number including area code)

Item 5. Other Events

The Company has given notice to the OTC Bulletin Board that it intends to consolidate the issued common stock of the Company on a three old for one new share basis effective on December 20, 1999. The Company's new CUSIP number will be 819351206.

The number of common shares issued and outstanding prior to the reverse split is 7,316,667 and the number of common shares that will be issued after giving effect to the reverse split will be 2,438,889.

The Company announced that is has entered into a letter of intent to merge with Takeoutmusic.com, Inc. ("Takeoutmusic), a private internet music company. The proposed terms of the merger provides that the Company will issue 10 million common shares of the Company, on a post reverse split basis, for all of the issued shares of Takeoutmusic.

The merger, which is expected to close in January, 2000, is subject to the consummation of a definitive merger agreement. Accordingly, there can be no assurance that the transaction as contemplated will be consummated.

Takeoutmusic, an independent music and media web site (www.takeoutmusic.com), focuses on the marketing and digital distribution of independent music and the distinct lifestyle and culture that surrounds it. Takeoutmusic recently became the first online music company to place a single, commercially available only via digital download, on a Billboard chart.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                              SHAMPAN, LAMPORT HOLDINGS LIMITED



Date:  December 9, 1999                         By:   /s/ William D. McCartney
                                                  ----------------------------
                                                          William D. McCartney